EXHIBIT 99.2

TNCA, LLC
10250 Constellation Boulevard, Suite 2300
Los Angeles, CA 90067

December 22, 2005

Peregrine Pharmaceuticals, Inc.
14282 Franklin Avenue
Tustin, CA 92780

Attn: Paul J. Lytle, Chief Financial Officer

Re:	Repayment of Loan

Ladies and Gentlemen:

In connection with execution of the First Amendment to Lease and Agreement of Lease, dated as of December 22, 2005 (“First Amendment”), to that certain Lease and Agreement of Lease, dated as of December 24, 1998, each of the foregoing by and between TNCA, LLC, a Delaware limited liability company (“Landlord”), and Peregrine Pharmaceuticals, Inc., a Delaware corporation (successor-in-interest to Techniclone Corporation, a Delaware corporation) (“Tenant”), Landlord and Tenant hereby concurrently agree to a discounted payoff of the Loan (defined below) as follows:

On or about December 24, 1998, Landlord executed that certain Promissory Note (the "Note") in favor of Tenant in the original principal amount of One Million Nine Hundred Twenty-Five Thousand Dollars ($1,925,000.00) (the "Loan"). The Note is secured by that certain Pledge and Security Agreement (the "Pledge Agreement") executed on or about December 24, 1998 by Landlord in favor of Tenant, and by certain UCC Financing Statements (collectively, the "Financing Statements") executed on or about December 24, 1998 by Landlord in favor of Tenant. The Note, Pledge Agreement and Financing Statements are referred to herein as the "Loan Documents."

Concurrently with the execution of the First Amendment and the funding contemplated by that certain Loan Agreement by and between Landlord and Bank of America, N.A. scheduled to fund contemporaneously herewith (the “Funding”), Landlord shall pay to Tenant, via wire transfer, the then outstanding principal balance of the Loan; provided, however, that immediately prior to such repayment, Tenant shall reduce the then current principal balance of the Loan by twenty percent (20%), and such repayment by Landlord shall be based on the amount of such reduced loan balance, plus any accrued interest owed to date, in the total aggregate amount of $1,228,668.55 Concurrently with Landlord's repayment of the Loan (as reduced) and accrued interest, Tenant shall deliver to Landlord a termination of the Pledge Agreement, and cause the Financing Statements to be terminated.

If Landlord does not make the payment provided for in this letter agreement to Tenant within seven (7) business days from the date of the Funding, and in any event by February 1, 2006, then: (a) the twenty percent (20%) reduction in the principal balance of the Loan provided for in this letter agreement shall automatically terminate, and the amount payable by Landlord to Tenant pursuant to this letter agreement shall be the full outstanding principal balance of the Loan without regard to the terminated reduction, plus any accrued interest owed to date; and (b) the First Amendment shall no longer have any force or effect.

In any action to enforce or interpret this letter agreement, the prevailing party shall recover from the other party, in addition to any damages or other relief, all costs (whether or not allowable as “cost” items by law) incurred at, before, and after arbitration, reference proceeding, trial, or on appeal, or in any bankruptcy proceeding, including without limitation attorneys’ fees and witness (expert and otherwise) fees, deposition costs, and other expenses.

This letter agreement, dated as of the date set forth above, may be executed in multiple facsimile counterparts, each of which is to be deemed an original for all purposes, but all of which together shall constitute one and the same instrument.

Acknowledged and Agreed:

TNCA, LLC, a Delaware limited liability company

By:	TNCA Holding, LLC, a Delaware limited liability company
Its Manager

By:	/s/ C. FREDERICK WEHBA II
C. Frederick Wehba II, President

PEREGRINE PHARMACEUTICALS, INC.,
a Delaware corporation (successor-in-interest to Techniclone Corporation, a Delaware corporation)

By:	/s/ PAUL J. LYTLE
Paul J. Lytle, Chief Financial Officer